Exhibit 10.1

FAST RADIUS, INC.

RETENTION AGREEMENT

November 4, 2022

Dear [Employee Name]:

I want to thank you for your continued service to Fast Radius, Inc. (the “Company”). Your contributions to the Company are greatly appreciated.

In recognition of your services and value to the Company, we are pleased to offer you the opportunity to receive and earn a special one-time retention payment (the “Retention Payment”) with the terms described below.

Your eligibility to earn the Retention Payment is contingent on you agreeing to the terms and conditions contained in this letter agreement (the “Agreement”) no later than November 6, 2022. If you do not sign and return a copy of this Agreement to me on or prior to November 6, 2022, then this Agreement will be null and void. To be clear, nothing in this Agreement affects your continued at-will employment relationship with the Company.

Certain capitalized terms used herein have the meanings set forth on Appendix A to this Agreement.

1.
The Retention Payment will be equal to $[____]. The Retention Payment will be paid to you as an unearned advance cash lump sum payment on November 7, 2022 pursuant to the Company’s payroll procedures and less applicable tax withholdings and deductions.

2.
In order to earn the Retention Payment, you must remain continuously employed with the Company through the earlier of the following dates following the date hereof:

▪
February 1, 2023 (“Scheduled Retention Date”),

▪
Strategic Transaction Retention Date, or
▪
Qualifying Termination Date.
3.
If your employment terminates for any reason other than a Qualifying Termination prior to your Scheduled Retention Date, you will not earn any portion of the Retention Payment and you must repay the entire amount of the Retention Payment (net of tax withholdings) to the Company no later than thirty (30) days following the date of your termination of employment.

4.
The Retention Payment is intended to be exempt from Internal Revenue Code Section 409A under the short-term deferral exception and will be interpreted in that manner.

5.
This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Payment and supersedes any and all prior agreements and understandings between you and the Company with respect to the Retention Payment, whether written or oral.

6.
This Agreement cannot be modified or amended unless in a signed agreement between you and an authorized signatory of the Company.

7.
This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules related to conflicts of laws.

If you agree to the terms of this Agreement, please sign and date as indicated below and return a signed copy of this agreement to me no later than November 6, 2022.

FAST RADIUS, INC.

By: /s/ John Nanry
Name: John Nanry
Title: Chief Operating Officer

My signature below and delivery to the Company confirms my agreement to the terms of this Agreement.

[Employee Name]

Dated: _________________________

Signature: ______________________

APPENDIX A

DEFINITIONS

(a)
“Board” means the Board of Directors of the Company or any duly authorized committee of the Board of Directors to which the Board of Directors has delegated its authority to administer this Agreement.
(b)
“Cause” means the occurrence of any of the following events: (i) your theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) your material failure to abide by a Participating Company's code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) your unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, your improper use or disclosure of a Participating Company's confidential or proprietary information); (iv) any intentional act by you which has a material detrimental effect on a Participating Company's reputation or business; (v) your repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by you of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between you and a Participating Company, which breach is not cured pursuant to the terms of such agreement (except with respect to a disclosure protected by applicable law); or (vii) your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform his or her duties with a Participating Company.
(c)
“Change of Control” means (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; provided that the foregoing shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.
(d)
“Closing” means the closing of a Strategic Transaction.
(e)
“Code” means the Internal Revenue Code of 1986, as amended, as well as any applicable regulations and guidance thereunder.
(f)
“Disability” means your inability to perform satisfactorily all of your usual services for the Company or a Participating Company because you have become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company or the Participating Company in force when you become disabled, then such term shall mean your permanent and total disability within the meaning of Section 22(e)(3) of the Code.

(g)
“Good Reason” means for your resignation from employment with the Company means the occurrence of any of the following actions are taken by the Company without your prior written consent: (i) a material reduction in your base salary, which the parties agree is a reduction of at least 10% (unless pursuant to a compensation reduction program applicable generally to the Company’s similarly situated employees); or (ii) relocation of your principal place of employment to a place that increases your one-way commute by more than 50 miles as compared to your then-current principal place of employment immediately prior to such relocation; provided that this clause (ii) shall be inapplicable to your if you are designated as a “remote” employee and you continue as a remote employee following any change in business location of the Company and if your status is changed from a specific location to a “remote” designation. In order to resign for Good Reason, you must provide written notice to the Company’s General Counsel within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions with the Company not later than 30 days after the expiration of the cure period.
(h)
“Participating Company” means the Company or any parent corporation, subsidiary corporation or affiliate of the Company, including any Successor.
(i)
“Qualifying Termination” means a termination of your employment with the Company or a Participating Company that results from: (i) a termination initiated by the Company or Participating Company without Cause, (ii) your resignation for Good Reason, (iii) your death or Disability. If your employment is transferred from the Company to a Participating Company or vice versa without any changes to the terms of your employment that would give rise to your right to resign for Good Reason, such transfer of employment is not a Qualifying Termination. Whether or not your employment has terminated due to a Qualifying Termination will be determined by the Board and its determination will be final and binding.
(j)
“Qualifying Termination Date” means the date you ceased to be employed by the Company or a Participating Company due to a Qualifying Termination.
(k)
“Strategic Transaction” shall mean: (i) a refinancing of the Company’s secured debt facility or (ii) a Change of Control. Once a Strategic Transaction has occurred, no future event shall constitute a Strategic Transaction for purposes of this Agreement.
(l)
“Strategic Transaction Retention Date” means, in each instance with regard to the Closing of a Strategic Transaction, the earlier of (i) the 90th day following such Closing, and (ii) March 14, 2023.
(m)
“Successor” means any surviving entity resulting from a Change of Control and any other person or entity who is a successor by merger, acquisition, consolidation or otherwise to the obligations or the business formerly carried on by the Company.